SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Glacier Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 30, 2003
9:00 a.m. Mountain Time

To the Shareholders of Glacier Bancorp, Inc:

     We cordially invite you to attend the 2003 Annual Shareholders Meeting of Glacier Bancorp, Inc. at the Winchester Room of the West Coast Outlaw Hotel, 1701 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposal, together with any other business that may properly come before the meeting:

Elect directors. The Board has nominated for election current directors William L. Bouchee, L. Peter Larson and Everit A. Sliter for three-year terms expiring in 2006 and until their successors are elected and have qualified.

     If you were a shareholder of record on March 4, 2003, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and personnel who serve you genuinely appreciate your continued interest as a shareholder in the affairs of the Company and in its growth and development.

March 28, 2003	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200

PROXY STATEMENT

     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 28, 2003, for use in connection with the Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company” or “Glacier”) to be held on Wednesday, April 30, 2003. In this Proxy Statement, the term “we” and “us” refers to Glacier Bancorp, Inc.

     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our subsidiaries:

•	Glacier Bank

•	Glacier Bank of Whitefish

•	First Security Bank of Missoula

•	Valley Bank of Helena

•	Big Sky Western Bank

•	Mountain West Bank

•	Western Security Bank

     In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.

     Record Date. If you were a shareholder on March 4, 2003, you are entitled to vote at the Annual Meeting. There were approximately 17,426,425 shares of common stock outstanding on the Record Date.

     Quorum. At least a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions will be counted as shares present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered shares present and will not be included in determining whether a quorum is present.

     Voting on Matters Presented. The three nominees for election as directors at the Annual Meeting with terms to expire in 2006 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. Shareholders of record will be entitled to one vote per share on any matter that may properly come before the Annual Meeting.

     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the three nominees listed in this Proxy Statement. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us of a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken.

     Voting of Proxies by Beneficial Holder. If your shares are held by a bank, broker or other holder of record you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you want to attend the shareholder meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 4, 2003, the record date.

BUSINESS OF THE MEETING

     The only matter being presented for consideration by our shareholders at the Annual Meeting is the election of directors.

Proposal – Election of Directors

General

     Our Certificate of Incorporation allows the Board to set the number of directors on the Board within a range of seven to 12. The Articles also authorize the Board to fill vacancies that occur on the Board. The Board has set the number of directors at 10.

     Directors are elected for terms of three years or until their successors are elected and qualified. The Certificate of Incorporation provides for staggered terms, with approximately one-third of the directors elected each year. Delaware law and our Certificate of Incorporation require that our classes of directors be of as near-equal size as possible.

     Accordingly, the Board has nominated William L. Bouchee, L. Peter Larson and Everit A. Sliter for election as directors for three-year terms to expire in the year 2006. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee.

     Other nominations for director, if any, may be made only in accordance with the prior notice provisions contained in our Bylaws. These notice provisions require that a shareholder provide us with written notice at least 60 days before the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Our Bylaws also set forth the information that must be contained in any such notice of nomination.

INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS

     The following tables set forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.

					Amount and Nature of
	Age as of				Beneficial Ownership of
	January 15,		Director	Term	Common Stock as of
Name	2003	Position	Since	Expires	January 15, 2003 (1)

NOMINEES FOR DIRECTOR
William L. Bouchee	61	Director,	1996	2003	174,278 (1.00	%) (2)
		Director/President/CEO
		of First Security Bank
		of Missoula
L. Peter Larson	64	Director	1985	2003	338,463 (1.95	%) (3)
Everit A. Sliter	64	Director,	1973	2003	168,086 (0.97	%) (4)
		Director of Glacier
		Bank
CONTINUING DIRECTORS
Jon W. Hippler	58	Director,	2000	2004	43,170 (0.25	%) (5)
		Director/President/CEO
		of Mountain West Bank
Ralph K. Holliday	61	Director	2001	2004	57,412 (0.33	%) (6)
John S. MacMillan	66	Chairman, Chairman of	1977	2004	168,327 (0.97	%) (7)
		Glacier Bank
F. Charles Mercord	71	Director	1975	2004	161,535 (0.93	%) (8)
Michael J. Blodnick	50	Director, President and	1993	2005	144,787 (0.83	%) (9)
		CEO
Allen J. Fetscher	57	Director, Chairman of	1996	2005	177,821 (1.02	%) (10)
		First Security Bank of
		Missoula
Fred J. Flanders	66	Director, Chairman of	1998	2005	22,273 (0.13	%) (11)
		Valley Bank

(1)	Share amounts have been adjusted to reflect all stock splits and stock dividends on Glacier stock.

(2)	Includes 10,087 shares that could be acquired by Mr. Bouchee within 60 days by the exercise of stock options.

(3)	Includes 335,202 shares held in a living trust for the benefit of Mr. Larson; 324 shares held in an IRA account for the benefit of Mr. Larson; 737 shares held in an IRA account for the benefit of Mr. Larson’s wife; and 2,200 shares that could be acquired within 60 days by the exercise of stock options.

(4)	Includes 33,485 shares held jointly with Mr. Sliter’s wife; 44,562 shares owned by Mr. Sliter’s wife; 53,283 shares held in an IRA account for the benefit of Mr. Sliter; 17,385 shares held in an IRA account for the benefit of Mr. Sliter’s wife; 7,652 shares held in a simplified employee pension plan; 1,630 shares held in a savings retirement account; 1,337 shares held in a family partnership; and 2,200 shares that could be acquired within 60 days by the exercise of stock options.

(5)	Includes 2,125 shares in IRAs for the benefit of Mr. Hippler and 31,545 shares that could be acquired within 60 days by the exercise of options.

(6)	Includes 57,412 shares that could be acquired within 60 days by the exercise of stock options.

(7)	Includes 20,341 shares owned jointly with Mr. MacMillan’s wife; 40,722 owned by Mr. MacMillan’s wife; 2,934 shares held in an IRA account for the benefit of Mr. MacMillan; 5,131 shares held in an IRA account for the benefit of Mr. MacMillan’s wife; 498 shares held in a family partnership; and 2,200 shares that could be acquired within 60 days by the exercise of stock options.

(8)	Includes 114,231 shares held in an IRA for the benefit of Mr. Mercord; 16,357 shares owned by Mr. Mercord’s wife; 5,896 shares held in an IRA account for the benefit of Mr. Mercord’s wife; 587 shares held in a family partnership; and 2,200 shares that could be acquired within 60 days by the exercise of stock options.

(9)	Includes 72,921 shares held jointly with Mr. Blodnick’s wife; 35,937 shares owned by Mr. Blodnick’s wife; 1,601 shares that Mr. Blodnick is custodian for his children; 10,110 shares held for Mr. Blodnick’s account in the Company’s Pension and Profit Sharing Plans; 10,397 shares held in an IRA account for the benefit of Mr. Blodnick’s wife; 819 shares held in a family partnership; and 13,002 shares that could be acquired within 60 days by the exercise of stock options.

(10)	Includes 44,488 shares owned by Mr. Fetscher’s wife; 38,200 considered beneficially held as Trustee for shares held in a trust for the benefit of Mr. Fetscher’s children; 50,407 held by a family corporation, of which Mr. Fetscher is a principal; 700 shares held by Mr. Fetcher’s SEPP IRA; and 2,200 shares that could be acquired within 60 days by the exercise of stock options.

(11)	Includes 15,173 shares held in an IRA Account for the benefit of Mr. Flanders; and 5,000 shares that could be acquired within 60 days by the exercise of options.

Background of Directors

     Michael J. Blodnick was appointed President and Chief Executive Officer of Glacier in July 1998. Prior to that time, he served as the Executive Vice President and Secretary of the Company since 1994 and 1993, respectively. Mr. Blodnick serves as a director of the Company’s subsidiaries: Glacier Bank, First Security Bank, Valley Bank, Big Sky Western Bank, Mountain West Bank and Western Security Bank. Mr. Blodnick has been employed by Glacier Bank since 1978. Mr. Blodnick serves on the Board of Directors of Blue Cross and Blue Shield of Montana.

     William L. Bouchee has served as the President and Chief Executive Officer of First Security Bank since 1991. Mr. Bouchee is also a director of First Security Bank and has served on the Board of Directors of Glacier since 1996. Mr. Bouchee further serves on the Boards of Community Medical Center, YMCA and Missoula Area Economic Development Corporation

     Allen J. Fetscher was appointed to the Board of Directors of Glacier in December 1996. Mr. Fetscher also serves as the Chairman of First Security Bank. Mr. Fetscher is the President of Fetscher’s Inc. an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate. Mr. Fetscher’s spouse is a partner in the law firm hired by the Company to provide legal advice on certain matters during fiscal year 2002.

     Fred J. Flanders was appointed to the Board of Directors in August 1998 in connection with the acquisition of Valley Bank. Mr. Flanders is the Chairman of the Board of Valley Bank, and served as the President of Valley Bank from 1992 to 1998.

     Jon W. Hippler has been the President and CEO of Mountain West Bank since its formation in 1993. Mr. Hippler became a director of Glacier as a result of the Company’s acquisition of Mountain West Bank in February 2000.

     Ralph K. Holliday was appointed to the Board of Directors on February 2002 in connection with the acquisition of Western Security Bank through the merger with its parent company, WesterFed Financial Corporation. Mr. Holliday was President and CEO of Western Security Bank from April 1999 until September 2001, and was the President and CEO of WesterFed Financial Corporation prior to its merger with the Company. He was previously regional Vice Chairman of Key Bank N.A. from 1996 to 1999.

     L. Peter Larson has been the CEO of American Timber Company and of L. Peter Larson Co., a small timber harvesting company since 1978. Mr. Larson also serves as a director of Semitool, Inc., a publicly traded company. Mr. Larson has served as a director of the Company and/or Glacier Bank since 1985.

     John S. MacMillan joined Glacier Bank in 1967 and has been a director of the Company and/or Glacier Bank since 1977. Mr. MacMillan held the position of Executive Vice President of Glacier Bank from 1979 to 1989 and President and Chief Operating Officer of the Company and Glacier Bank from 1989 to 1992. From 1992 to July 1998, Mr. MacMillan served as President, Chief Executive Officer and Chairman of the Company until his retirement in July 1998. He retired as a director of First Security Bank and Valley Bank on December 31, 1999, and he retired as Chairman of Glacier Bank of Whitefish in October 2001. Mr. MacMillan continues to serve as the Chairman of the Company, as well as Chairman of Glacier Bank. Mr. MacMillan’s son is a Senior Vice President and the Chief Technology Officer of the Company.

     F. Charles Mercord joined Glacier Bank in 1961. He served as President and Managing Officer of the Bank from 1977 to 1989 and as Chairman and Chief Executive Officer of Glacier Bank from 1989 until 1992. Mr. Mercord also served as Chairman and Chief Executive Officer of the Company from 1990 until 1992, and has been a director of the Company and/or Glacier Bank since 1975.

     Everit A. Sliter has been a partner of Jordahl & Sliter, a certified public accounting firm since 1965 and has served as a director of the Company and/or Glacier Bank since 1973.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met 10 times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The whole Board acted as the Nominating Committee. The Board of Directors has established, among others, an Audit Committee and a Compensation Committee. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership of the various committees during the fiscal year.

Committee Membership

Name	Audit	Compensation

Allen J. Fetscher	☑	☑*
Fred J. Flanders	☑	☑
L. Peter Larson	☑	☑
John S. MacMillan	☑	☑
F. Charles Mercord	☑	☑
Everit A. Sliter	☑*	☑

*	Chairman

     Audit Committee. The Audit Committee is comprised of six independent directors (as defined by the Nasdaq listing standards) and operates under a formal written charter approved by the Committee and adopted by the Board of Directors (See Appendix A to this Proxy Statement). The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting and internal controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and its subsidiary banks, (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) the compliance with the Company’s legal and regulatory requirements.

     The Audit Committee will oversee and evaluate the adequacy of the Company’s internal and disclosure controls, but management is responsible for developing and implementing the controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issues a report thereon. The Committee’s responsibility is to monitor and oversee this process. The Committee held eight meetings during the year. For 2002, members of the Audit Committee consisted of Messrs. Sliter (Chairman), Fetscher, Flanders, Larson, MacMillan and Mercord.

     Compensation Committee. The Compensation Committee is comprised of six independent directors and met one time for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option grants for executive officers.

Compensation of Directors

     Directors who are Company employees receive no fees for their services as directors. Non-employee “outside” directors receive annual retainers as members of the Board. Each non-employee director receives $1,350 per month as a director of the Company. Messrs. Sliter and Larson were also paid $6,900 and $2,100, respectively, for additional services performed as directors and committee members. Mr. MacMillan, as Chairman of the Board, earned $1,775 per month.

     A similar program for directors of the Company’s subsidiary banks has been established which is commensurate with the size of the institution and the responsibilities of its peer and affiliate banks.

     Directors’ Stock Option Plan. In 1994, the Board of Directors and shareholders of the Company adopted the 1994 Directors’ Stock Option Plan (“DSOP”) for outside directors. Under the DSOP, 50,000 shares of common stock were reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each of the Company’s subsidiary banks, subject to adjustment for any future stock split, stock dividend or other change in the capitalization of the Company. At the 1999 Annual Meeting, the shareholders approved amendments to the DSOP, increasing the number of shares available under the DSOP by 100,000, to a total of 277,516 (as adjusted for subsequent stock splits and stock dividends), and extending the term of the DSOP to 15 years. At the 2002 Annual Meeting, Shareholders approved amending the DSOP to increase the number of shares available under the DSOP by 500,000. As of December 31, 2002, an aggregate of 550,895 shares remain available for further grant.

     Under the DSOP, directors of the Company and its subsidiary banks have been granted options to purchase shares of common stock at a price equal to the fair market value of the common stock on the date of grant as follows: 9,000 shares to each non-employee director of the Company that was in office prior to 1998; 1,500 shares to the directors of Glacier Bank of Whitefish; and 1,000 shares to directors of First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank, Mountain West Bank, and Western Security Bank. In 2001, options to purchase 1,000 shares of the Company’s common stock were granted to each of nine new non-employee subsidiary bank directors. In addition in 2002, options to purchase 1,000 shares were granted to two new non-employee directors of Big Sky Western Bank and Mountain West Bank, and an option to purchase 5,000 shares was granted to director Flanders, who had not previously been granted an option to purchase shares. Each option granted under the DSOP vests six months following the date of grant and expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded or paid to the Chief Executive Officer and to the three most highly compensated executive officers of Glacier and its subsidiaries, whose total compensation during the last fiscal year exceeded $100,000.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation

					Awards	Payouts
		Annual Compensation
					Securities
				Other Annual	Underlying		All Other
Name and			Bonus	Compensation	Options	LTIP	Compensation
Principal Position	Year	Salary	(1)	(2)	(3)	Payouts	(4)(5)

Michael J. Blodnick	2002	$239,231	$75,000	$0	2,650	$0	$45,807
President and Chief	2001	200,000	75,000	0	7,825	0	88,129
Executive Officer	2000	169,547	40,000	0	2,915	0	24,523
William L. Bouchee	2002	169,693	22,039	0	2,650	0	24,908
President, First Security	2001	152,072	19,650	0	7,825	0	25,352
Bank	2000	136,453	23,076	0	2,915	0	21,843
Jon W. Hippler	2002	157,939	25,000	0	2,650	0	23,907
President, Mountain West	2001	151,481	25,000	0	6,883	0	9,236
Bank	2000	125,000	0	0	1,767	0	12,424
James H. Strosahl	2002	174,423	75,000	0	2,650	0	37,794
Executive Vice President,	2001	145,000	63,660	0	7,825	0	29,329
Chief Financial Officer,	2000	116,285	30,000	0	2,915	0	20,915
Treasurer and Secretary

(1)	Includes $15,000 and $18,750 deferred by Messrs. Blodnick and Strosahl, respectively, pursuant to the Company’s Deferred Compensation Plan.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Company-owned automobiles and the payment of certain club dues. In the opinion of management of the Company the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 2002 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Includes awards granted pursuant to the Company’s stock option plans. Amounts have been adjusted to reflect all stock splits and stock dividends paid on Glacier stock.

(4)	Includes amounts allocated or paid by the Company during the year ended December 31, 2002 on behalf of Messrs. Blodnick, Bouchee, Hippler and Strosahl pursuant to the Company’s 401(k) Profit Sharing and Pension Plan and SERP in the amounts of $44,621, $22,977, $22,530 and $35,418, respectively.

(5)	Includes life insurance premiums paid by the Company during the year ended December 31, 2002 on behalf of Messrs. Blodnick, Bouchee, Hippler and Strosahl in the amounts of $1,186, $1,931, $1,377 and $2,376, respectively.

Stock Options

     Option Grants. The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the named executive officers during the year ended December 31, 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates
	Securities	% of Total			of Stock Price Appreciation
	Underlying	Options			for Option Term(1)
	Options	Granted	Exercise	Expiration
Name	Granted (2)	to Employees	Price(3)	Date	5%	10%

Michael J. Blodnick	2,650	1.38%	$21.89	1/30/07	$16,027	$35,415
William L. Bouchee	2,650	1.38%	21.89	1/30/07	16,027	35,415
Jon W. Hippler	2,650	1.38%	21.89	1/30/07	16,027	35,415
James H. Strosahl	2,650	1.38%	21.89	1/30/07	16,027	35,415

(1)	The potential realizable value portion is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.

(2)	The Company’s stock option plan is administered by a Committee of the Board of Directors, which determines to whom options are granted, as well as the number of shares and the exercise price. The options vest over two years from the date of grant. Options are granted at the fair market value and are exercisable for a period up to five years. Options may be exercised for a period of 90 days following termination of employment and for one year following death or disability, or upon the original expiration date, whichever is earlier.

(3)	The exercise price was based on the market price of Glacier stock on the date of grant.

     Option Exercises. The following table sets forth certain information concerning exercises of stock options under the stock option plans by the named executive officers during the year ended December 31, 2002, and stock options held at year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR END OPTION VALUES

					Value of
			Number of		Unexercised In-the-Money
			Unexercised		Options at
	Shares		Options at Year End(1)		Year End (2)
	Acquired on	Value
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Blodnick	11,280	102,414	18,628	10,475	107,845	62,966
William L. Bouchee	2,915	26,567	15,713	10,475	78,918	62,966
Jon W. Hippler	0	0	29,622	9,533	422,416	53,549
James H. Strosahl	7,522	67,164	15,810	10,475	93,054	62,966

(1)	The share amounts have been adjusted to reflect all stock splits and stock dividends paid on Glacier stock.

(2)	The average of the high and low sales prices of Glacier stock as reported on the NASDAQ National Market on December 31, 2002 was $23.58. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock options.

Employment Arrangements

     Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or its subsidiaries. These summaries are qualified in their entirety by the individual agreements.

     Michael J. Blodnick Employment Agreement

     During calendar year 2002, Mr. Blodnick’s employment was governed by an employment agreement dated January 1, 2002. The Agreement terminated December 31, 2002 and a new agreement was entered into effective January 1, 2003. The agreement provides for an annual salary, with subsequent increases subject to the Boards’ review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. The agreement provides that if Mr. Blodnick’s employment is terminated by the Company within three years following a change of control (or in some circumstances following the announcement of a change of control that subsequently occurs) otherwise than for cause (as defined in the agreement), Mr. Blodnick will be entitled to receive the greater of (i) the compensation and benefits he would have been entitled to for the remainder of the term of the agreement, or (ii) an amount equal to 2.99 times his then current annual salary, plus continued employment benefits for 2.99 years following termination. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment within three years of a change of control. The agreement also restricts Mr. Blodnick from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.

     James H. Strosahl Employment Agreement

     During calendar year 2002, Mr. Strosahl’s employment was governed by an employment agreement dated January 1, 2002. The Agreement terminated December 31, 2002 and a new agreement was entered into effective January 1, 2003. The agreement provides for an annual salary, with subsequent increases subject to the Board’s review of Mr. Strosahl’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. The agreement provides that if Mr. Strosahl’s employment is terminated by the Company within three years following a change of control (or in some cases following the announcement of a change of control that subsequently occurs) otherwise than for cause (as defined in the agreement), Mr. Strosahl will be entitled to receive the greater of (i) the compensation and benefits he would have been entitled to for the remainder of the term of the agreement, or (ii) an amount equal to two times his then current annual salary, plus continued employment benefits for two years following termination. This amount (two times annual salary plus continuation of benefits) would also be payable if Mr. Strosahl terminates his employment within two years of a change of control. The agreement also restricts Mr. Strosahl from competing with the Company or its subsidiaries during the term of the agreement and for a two-year period following his termination of employment.

     Jon W. Hippler Employment Agreement

     Effective September 9, 1999, Mountain West Bank, as ratified by the Company, entered into a three-year employment agreement with Jon W. Hippler, as President of Mountain West Bank. In September 2002, this agreement was replaced with an interim agreement that became effective September 9, 2002. This agreement terminated December 31, 2002 and a new agreement was entered into effective January 1, 2003. The agreement provides for an annual salary, with subsequent increases subject to the Board’s review of Mr. Hippler’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. The agreement provides that if Mr. Hippler’s employment is terminated by the Company within one year following a change of control (or in some cases following the announcement of a change of control that subsequently occurs) otherwise than for cause (as defined in the agreement), Mr. Hippler will be entitled to receive the greater of (i) the compensation and benefits he would have been entitled to for the remainder of the term of the agreement, or (ii) an amount equal to one times his then current annual salary, plus continued employment benefits for two years following termination. This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Hippler terminates his employment within one year of a change of control. The agreement also restricts Mr. Hippler from competing with the Bank, the Company or any of its subsidiaries during the term of the agreement and for a one-year period following his termination of employment.

     William L. Bouchee Employment Agreement

     During calendar year 2002, Mr. Bouchee’s employment was governed by an employment agreement dated January 1, 2002 with First Security Bank of Missoula, as ratified by the Company. The Agreement terminated December 31, 2002 and a new agreement was entered into effective January 1, 2003. The agreement provides for an annual salary, with subsequent increases subject to the Board’s review of Mr. Bouchee’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. The agreement provides that if Mr. Bouchee’s employment is terminated by the Company within one year following a change of control (or in some cases following the announcement of a change of control that subsequently occurs) otherwise than for cause (as defined in the agreement), Mr. Bouchee will be entitled to receive the greater of (i) the compensation and benefits he would have been entitled to for the remainder of the term of the agreement, or (ii) an amount equal to one times his then current annual salary, plus continued employment benefits for two years following termination. This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Bouchee terminates his employment within one year of a change of control. The agreement also restricts Mr. Bouchee from competing with the Bank, the Company or any of its subsidiaries during the term of the agreement and for a one-year period following his termination of employment.

     Ralph K. Holliday Employment Agreement

     Effective February 28, 2001, the Company and Western Security Bank entered into a one-year employment agreement, which could be extended by the Company for an additional six months, with President and Chief Executive Officer of Western Security Bank, Ralph K. Holliday. The agreement acknowledges that due to the merger of the Company and WesterFed Financial Corporation, Mr. Holliday was entitled to receive a change of control payment in lump sum payment in the amount of $717,000, subject to certain limitations. The Company agreed to pay Mr. Holliday the change of control payment on the earlier of February 28, 2002 or the date of his termination of employment. The Company and Mr. Holliday mutually agreed to terminate the agreement in January 2002, and Mr. Holliday received the change in control payment at that time. Mr. Holliday was prohibited from competing with the Company or its bank subsidiaries in Montana for a period of one year following his termination of employment. As consideration for his promise not to compete, the Company paid Mr. Holliday a single payment of $30,000 on the date of his termination of employment and $1,976 monthly, or an aggregate of $23,717 under the terms of his Salary Continuation Agreement.

Deferred Compensation Plan

     In December 1995, the Board of Directors adopted a Deferred Compensation Plan (“DCP”) for directors and certain officers and key employees, as designated by resolution of the Board of Directors. The DCP generally provides for the deferral of certain taxable income earned by participants in the DCP. Non-employee directors may elect to have any portion of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the DCP up to 25% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Supplemental Executive Retirement Plan

     In December 1995, the Board of Directors adopted a nonqualified and nonfunded Supplemental Executive Retirement Plan (“SERP”) for senior executive officers. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. The SERP generally provides that the Company will credit a qualified participant’s account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s accounts under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the deferred compensation plan. Messrs. Blodnick, Bouchee and Strosahl are all participants in the SERP and received an allocation under the plan in the amounts of $16,221, $0 and $7,018, respectively, for the fiscal year 2002.

1995 Employee Stock Option Plan

     At the 1995 Annual Meeting, the shareholders adopted the 1995 Employee Stock Option Plan, which supplemented the previously adopted 1989. The 1995 Plan is administered by the Board of Directors (or a Committee appointed by the Board). It allows stock options to be granted to key employees of the Company in any combination up to an aggregate of 507,779 shares of Company Common Stock, as adjusted for stock splits, stock dividends, or other changes in the capitalization of the Company. The 1995 Plan, which has a term of ten years, provides for the issuance of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options.

     At the 1999 Annual Meeting, the shareholders approved amendments to the 1995 Plan, increasing the number of shares available under the 1995 Plan by 600,000, to an aggregate of 1,340,413 shares (as adjusted for stock splits and stock dividends) and allowing for the cashless exercise of stock options, subject to the Company’s approval. At the 2002 Annual Meeting, the shareholders approved an amendment to the 1995 Plan to increase the number of shares available under the 1995 Plan by 1,000,000. As of December 31, 2002, options to purchase an aggregate of 1,010,460 shares have been granted and 1,329,953 remain available for further grant.

EQUITY COMPENSATION PLAN INFORMATION

     We currently maintain two compensation plans that provide for the issuance of Glacier’s common stock to officers and other employees, directors and consultants. These consist of the 1994 Director Stock Option Plan and the 1995 Employee Stock Option Plan each of which have been approved by shareholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2002:

	Number of shares to be		Number of shares remaining
	issued upon exercise of		available for future issuance
	outstanding options,	Weighted-average exercise	under equity compensation
	warrants and rights	price of outstanding options,	plans (excluding shares
	(a)	warrants and rights	(c)
Plan Category	(1) (2)	(b)	(1)

Equity compensation plans approved by shareholders	909,408	$15.996	1,880,848
Equity compensation plans not approved by shareholders	0	$0	0

(1)	Includes shares to be issued upon exercise of options under plans of Mountain West Bank and Westerfed, which were assumed as a result of their acquisition.

(2)	Consists of shares that are outstanding, and shares available for future issuance, under the respective plans. The material features of the plans are described above.

Report of Audit Committee

     The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

     The Audit Committee consists of the directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards. During 2002 and early 2003, the Securities and Exchange Commission issued rules under the Sarbanes-Oxley Act of 2002 governing the role and membership standards of Audit Committees. A copy of the revised Audit committee charter as adopted by the Board of Directors is attached as Appendix A.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board of Directors.

     The Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

     Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Audit Committee Members – Fiscal 2002

Everit A. Sliter (Chairperson) • Allen J. Fetscher • Fred J. Flanders
L. Peter Larson • John S. MacMillan • F. Charles Mercord

Report of Compensation Committee

     Below is our report of the Compensation Committee of the Board. The Compensation Committee is comprised of non-employee directors and is responsible for establishing and administering the Company’s executive compensation program and general compensation policies and incentive plans. This report is specific to compensation during the fiscal year 2002; however, the Compensation Committee does not intend to dramatically alter its basic philosophies and objectives in the near future.

     The Company, acting through the Compensation Committee, believes compensation of its executives and other key personnel should reflect and support the goals and strategies of the Company.

     Compensation Philosophy, Objectives and Structure.

     The Compensation Committee’s principal objectives in determining compensation are to attract, reward and retain key executive officers, to motivate executive officers to perform to the best of their abilities, and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing shareholder value. To further these objectives, the Compensation Committee has adopted the following policies:

•	We will compensate competitively with our peer groups and similarly performing financial companies.

•	Our performance at the corporate, subsidiary and individual executive officer level will determine a significant portion of compensation, with due regard to financial performance relative to peer groups.

•	Attaining realizable but challenging objectives will determine performance-based compensation.

•	We will encourage executive officers to hold substantial long-term equity stakes in the Company, so that their interests will coincide with the interests of our shareholders; accordingly, stock options will constitute a portion of compensation.

Elements of our compensation of executive officers are:

•	Base salary and bonuses;

•	Incentive compensation in the form of stock options;

•	Our Deferred Compensation Plan; and

•	Other compensation and benefits generally available to all employees, such as health, life and disability insurance and Company contributions under our 401(k) and pension plans.

     The Compensation Committee believes that our goals are best supported by attracting and retaining well-qualified executive officers and other employees through competitive compensation arrangements, with emphasis on rewards for outstanding contributions to our success, and with a special emphasis on aligning the interests of our executive officers and other employees with those of our shareholders.

     Compensation of Chief Executive Officer

     The Chief Executive Officer’s compensation is based on an evaluation of several performance factors. Where possible, objective measurements are used with heavy emphasis on the Company’s financial results. In addition, a number of subjective evaluations of performance are used. The Committee does not base its decisions on any set profitability table or formulas. We review the levels of compensation for Chief Executive Officers at companies we feel are comparable in size (assets) and geographical location. As Glacier is the largest publicly held bank holding company in the Inland Northwest, we expanded our geographical area to the western half of the United States. We primarily use data from publicly traded companies. Our universe of comparable companies includes publicly traded financial institutions located throughout the Western United States.

     A review of the performance of these companies and their Chief Executive Officers’ total compensation reveals little correlation between compensation and performance of the Company. Also, there is little correlation between asset size and compensation. Because of the lack of correlation between size, performance and compensation, the comparisons are of little value in setting compensation levels. The above salary range does, however, indicate that our Chief Executive Officer’s total compensation is in the bottom quartile. Although the Committee recognizes that some companies have to be in the bottom quartile, the comparison generally indicates that our Chief Executive Officer’s total compensation may not be competitive.

     In addition to financial performance, company size and geographical location, the Committee has developed additional standards for performance review. The Committee considers the following criteria:

     Bad Debts/Allowance for Loan Loss. Although financial performance is very important in determining a company’s results for the year, it is also important that short-term performance does not come with a sacrifice of credit quality. Credit quality is important to the long-term performance of the Company.

     Management. Effective communication of our overall corporate and subsidiary banks’ goals and objectives to the Company’s employees was considered.

     Merger and Acquisition. The integration of previously acquired banks and the anticipation of future acquisitions and the effective integration of banks into our Company while retaining all customers of the acquired bank is a primary goal of the Company. Additional acquisitions that fit into our strategic plan are an important element of growth along with increasing the market share of our existing banks.

     Shareholder Relations. Effective communication with our shareholders, brokers and analysts is important. We considered whether the Chief Executive Officer is effectively communicating our Company’s goals, allowing our shareholders, brokers and analysts to effectively judge our performance.

     After considering the exemplary performance in all of the above criteria, the Compensation Committee recommended an increase in the compensation level of the Chief Executive Officer. As he has done in the past, the Chief Executive Officer rejected any increase in compensation, preferring that additional compensation go to other employees. In respect of his wishes, the Compensation Committee did not change his salary for 2003.

Compensation Committee Members

Allen J. Fetscher (Chairperson) • Fred J. Flanders
L. Peter Larson •John S.MacMillan • F. Charles Mercord • Everit A. Sliter

STOCK PERFORMANCE GRAPH

     The following graphs compare the yearly cumulative total return of the common stock over both a five-year and ten-year measurement period with (i) the yearly cumulative total return on the stocks included in the Standard & Poor’s (“S&P”) 500 Composite Index and (ii) the SNL Bank Index comprised of banks with total assets between $1 billion and $5 billion. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

Glacier Bancorp Stock Price Performance
Five -Year Performance

Glacier Bancorp, Inc.

	Period Ending

Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Glacier Bancorp, Inc.	100.00	98.99	82.44	72.31	127.63	148.67
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL $1B-$5B Bank Index	100.00	99.77	91.69	104.05	126.42	145.94

Glacier Bancorp Stock Price Performance
Ten -Year Performance

Glacier Bancorp, Inc.

	Period Ending

Index	12/31/92	12/31/93	12/31/94	12/31/95	12/31/96	12/31/97

Glacier Bancorp, Inc.	100.00	120.37	108.05	150.42	206.12	323.73
S&P 500	100.00	110.08	111.53	153.44	188.52	251.44
SNL $1B-$5B Bank Index	100.00	120.19	126.54	170.16	220.59	367.88

[Continued from above table]

	Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Glacier Bancorp, Inc.	320.47	266.90	234.10	413.18	481.31
S&P 500	323.21	391.23	355.59	313.36	243.77
SNL $1B-$5B Bank Index	367.03	337.32	382.78	465.08	536.87

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Executive Officers who are not Directors

     The following table sets forth information with respect to the executive officers who are not directors or nominees for director of the Company, and executive officers and directors as a group. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

		Amount and Nature of
		Beneficial Ownership of
		Common Stock as of
Name and Age	Position	January 15, 2003*

James H. Strosahl, 61	Executive Vice President, Chief Financial	62,249 (1)
	Officer, Secretary and Treasurer of the	0.36%
	Company; Senior Vice President and Chief
	Financial Officer of Glacier Bank; Director of
	Glacier Bank of Whitefish; employed since 1993
Executive officers and directors as a group		1,518,401 (2)
(11 individuals)		8.74%

*	Share amounts have been adjusted to reflect all stock splits and stock dividends on Glacier stock.

(1)	Includes 34,154 shares held jointly with Mr. Strosahl’s wife with whom voting and dispositive power is shared; 15,093 shares held in an IRA account; and 13,002 shares that could be acquired within 60 days by the exercise of stock options

(2)	Includes 141,048 shares held by executive officers and directors as a group, which could be acquired within 60 days by the exercise of stock options.

Beneficial Owners

     The following table includes information concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Annual Meeting record date.

	Amount and Nature
Name and Address of	of Beneficial
Beneficial Owner	Ownership(1)	Percent of Class

T. Rowe Price Associates, Inc.	1,285,995 (2)	7.4%
100 E. Pratt Street
Baltimore, Maryland 21202

Liberty Wanger Asset Management L.P.	924,800 (3)	5.4%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)	Based on an amended Schedule 13G filed under the Exchange Act. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on the Schedule 13G filed under the Exchange Act, the securities are owned by Liberty Wanger Asset Manager, L.P. (“WAM”), a registered investment advisor, and WAM Acquisition GP, Inc. (“WAM GP”), the general partner of WAM, and have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those securities.

TRANSACTIONS WITH MANAGEMENT

Certain Transactions

     Jordahl & Sliter, a certified public accounting firm in which Everit A. Sliter is a partner, performs tax services for the Company in the ordinary course of business. The Company believes that these services have been provided on terms which are no less favorable than which could have been obtained in dealings with non-affiliates and that any future transactions will be conducted on such basis. For the fiscal year 2002, the Company paid fees for tax services to Jordahl & Sliter in the amount of $55,100.

     Allen Fetscher’s spouse, Candace Fetscher, is a partner in the law firm of Garlington, Lohn & Robinson. During 2002, Ms. Fetscher and other attorneys in that firm provided services to the Company and subsidiaries primarily related to employment matters. For the fiscal year 2002, the Company paid $14,824 in fees to Garlington, Lohn & Robinson for those services.

Employee Loan Program

     Federal regulations require that all loans or extensions of credit to executive officers and directors of the Company and the Subsidiaries must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other nonaffiliated persons and must not involve more than the normal risk of repayment or present other unfavorable features. The regulations authorize that a bank may make extensions of credit pursuant to a benefit or compensation program that (i) is available to all employees of the bank or its affiliates; and (ii) does not give preference to any insider over other employees of the bank or its affiliates. The regulations govern the amount of credit that a bank may extend to an insider, and, in those instances where the loan exceeds the allowed limit, requires that (i) the loan be approved by a majority of the board of directors; and (ii) the insider abstain from participating directly or indirectly in the voting.

     The Company has adopted an Employee Loan Program, providing that loans be made to executive officers and directors and all other employees of the Company and its subsidiaries on equal terms. Set forth below is certain information as of December 31, 2002 relating to loans which, in the aggregate, exceed $60,000 and which were made on preferential terms, as explained above, to executive officers and directors of the Company. All loans are secured by real estate, except as noted. The table does not include loans which have been made on the same terms, including interest rates and collateral, as those made to non-affiliated parties and which in the opinion of management do not involve more than the normal risk of repayment or present other unfavorable features.

		Largest Aggregate
	Nature of	Amount during		Interest	Note Rate at
	Transaction	January 1, 2002 to	Balance at	Rate to	December 31,
Name	and Indebtedness	December 31, 2002	December 31, 2002	Employee(1)	2002 (2)

John S. MacMillan	First Mortgage on	$95,494	$93,015	3.09%	5.50%
Chairman	primary residence
F. Charles Mercord,	First Mortgage on	117,860	-0-	4.66%	Paid off
Director	primary residence
Everit A. Sliter,	First Mortgage on	62,793	55,587	3.14%	7.0%
Director	primary residence
	Home Equity
	Line (2nd)	47,112	47,112	3.25%	4.25%
James H. Strosahl,	First Mortgage on	132,673	121,850	3.09%	6.12%
Executive Vice	primary residence
President, CFO, Treasurer and Secretary

(1)	This reflects borrowing to finance home improvements or to purchase homes and is 1% above Glacier Bank’s cost of money. For Home Equity Line, the rate charged is 1% less than the rate charged to non-employees.

(2)	This will become the applicable interest rate if the officer or director’s employment with the Company is resigned or otherwise terminated.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the Securities and Exchange Commission regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2001, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis, except that the following directors inadvertently failed to file a timely Form 4 as follows: Allen Fetscher for the sale of 500 shares; Jon Hippler for the sale of 1,500 shares and William Bouchee for the sale of 3,250 shares. All required forms have subsequently been filed to report these transactions.

AUDITORS

     KPMG LLP, independent auditors, performed the audit of our consolidated financial statements, which include our subsidiaries, for the year ended December 31, 2002. A representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.

Fees Paid to Independent Auditors

     During the fiscal year ended December 31, 2002, fees paid to our independent auditors, KPMG LLP, consisted of the following:

     Audit Fees. Audit fees billed to us by KPMG LLP for the audit of the 2002 annual financial statements, and the reviews of the 2002 quarterly reports on Form 10-Q, AND ISSUANCE OF federal Home Loan Bank Collateral Reports were $168,125.

     Audit Related Fees. Fees billed to us by KPMG LLP during our 2002 fiscal year for audit related services totaled $12,000 and consisted of audits of financial statements of certain employee benefit plans.

     All Other Fees. No other fees were paid or billed to us by KPMG LLP during our 2002 fiscal year for any other services.

     For the fiscal year 2002 the Board considered and deemed the services provided by KPMG LLP were compatible with maintaining the principal accountant’s independence.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2004 annual shareholder’s meeting must be received by the Secretary of the Company before November 27, 2003, for inclusion in the 2004 proxy statement and form of proxy. In addition, if the Company receives notice of a shareholder proposal after February 10, 2004, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

ANNUAL REPORT TO SHAREHOLDERS

     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2002, including financial statements. Written requests for the Form 10-K should be addressed to James H. Strosahl, Corporate Secretary, at 49 Commons Loop, Kalispell, Montana 59901.

March 28, 2003	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.     PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors of Glacier Bancorp, Inc. (the “Corporation”) in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.     COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of the National Association of Securities Dealers (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), as such requirements may be modified or supplemented from time to time. In that regard, the SEC has recently adopted rules requiring disclosure of whether or not an audit committee has at least one “audit committee financial expert” within the meaning of rules promulgated under the Sarbanes-Oxley Act of 2002. This disclosure will be required in the Corporation’s annual reports for fiscal years ending after December 15, 2003. The Audit Committee will use its best efforts, in cooperation with the Board, to add a member who meets the criteria of an “audit committee financial expert,” if no current member of the Audit Committee meets such criteria. The Audit Committee will also ensure compliance with any Nasdaq rules that may be adopted from time to time regarding member experience, including any requirement that a member of the Audit Committee meet the criteria of an “audit committee financial expert.” The “audit committee financial expert” criteria are set forth in Exhibit A. Committee members are encouraged to enhance their familiarity with financial and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.      MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financials consistent with IV.4. below.

IV.     RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.	Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

5.	The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Corporation’s independent auditors will report directly to the Audit Committee

6.	The Audit Committee will pre-approve all auditing services and permissible non-audit services to be provided to the Corporation by the Corporation’s independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002. A description of non-audit services and de minimus services is set forth in Exhibit B.

7.	The Audit Committee will review and approve the fees to be paid to the Corporation’s independent auditors, and otherwise be responsible for the compensation of such auditors. In such regard, the Audit Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Corporation’s responsibility to do so.

8.	On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

9.	Review the performance of the independent accountants and approve any discharge of the independent accountants when circumstances warrant.

10.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

11.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

12.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

13.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

14.	If the function is not performed by another committee of independent Corporation directors, the Audit Committee will review and approve all related party transactions within the scope of Item 404(a) (“Transactions With Management and Others) of Regulation S-K promulgated by the SEC.

Process Improvement

15.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

16.	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

18.	Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

19.	Maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Corporation regarding the same. Such procedures are set forth on Exhibit C.

Ethical and Legal Compliance

20.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

21.	Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statement, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

22.	Review activities, organization structure, and qualifications of the internal audit department.

23.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

24.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

25.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Retention of Advisors

26.	The Audit Committee will have the authority to retain special legal, accounting, or other consultants to advice the Committee. The Audit Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any advisors to the Audit Committee, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Corporation’s responsibility to do so.

[EXHIBITS INTENTIONALLY OMITTED]

GLACIER BANCORP, INC.
PROXY
PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints John S. MacMillan and Michael J. Blodnick and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. MacMillan and Blodnick to represent and to vote, as designated below, all the shares of common stock of Glacier Bancorp, Inc., held of record by the undersigned on March 4, 2003, at the Annual Meeting of Shareholders to be held on April 30, 2003, or any adjournment of such Meeting.

1.	ELECTION OF DIRECTORS FOR CLASS TO EXPIRE IN 2006

A.	I vote FOR all nominees listed below (except as marked to the contrary below) ☐

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

William L. Bouchee	●	L. Peter Larson	●	Everit A. Sliter

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ☐

2.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSAL LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the listed proposal.

, 2003	, 2003

Signature of Shareholder	Signature of Shareholder

ALL JOINT OWNERS MUST SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.